UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported): January 19, 2005 (January 14, 2005)

FEDERATED INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-14818	25-1111467
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Federated Investors Tower

Pittsburgh, Pennsylvania 15222-3779

(Address of principal executive offices, including zip code)

(412) 288-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 14, 2005, Federated Investors, Inc. (Federated) renewed its $150.0 million credit facility by signing Amendment No. 4 to the Second Amended and Restated Credit Agreement and Amendment to Guaranty Agreement (the Renewed Credit Facility). The Renewed Credit Facility has a term of 364 days and can be renewed for additional 364-day terms. Under the Renewed Credit Facility, borrowings bear interest, at the option of Federated, at a defined prime rate or at a spread over the Federal Funds rate or the London Interbank Offering Rate. Federated will pay a facility fee of 0.10% on the revolving credit commitment. The Renewed Credit Facility contains restrictions that limit cash payments for dividends and stock repurchases. Cash payments for dividends and stock repurchases are restricted to 50% of net income earned during the period from January 1, 2000, to and including the payment date, less certain payments for dividends and stock repurchases. The Renewed Credit Facility includes financial and nonfinancial covenants, which are similar in nature to the covenants contained in the Second Amended and Restated Credit Agreement, as previously amended, which are disclosed in Federated’s Annual Report on Form 10-K for the year ended December 31, 2003. In addition, certain registered broker/dealer subsidiaries of Federated were released from the Guaranty Agreement.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The disclosure set forth under Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED INVESTORS, INC.
(REGISTRANT)

Dated: January 19, 2005	By:	/s/ Thomas R. Donahue
Thomas R. Donahue
Chief Financial Officer